Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Arnella J. Forde
(212) 703-7066
arnella.forde@acegroup.com

ACE REPORTS FOURTH QUARTER OPERATING INCOME OF $824 MILLION OR

$2.39 PER SHARE, UP 67%, P&C NET PREMIUMS WRITTEN UP 20% IN CONSTANT

DOLLARS, AND OPERATING RETURN ON EQUITY OF 12.1%;

RECORD FULL-YEAR OPERATING INCOME OF $3.2 BILLION, UP 23%;

COMBINED RATIO OF 89.3% AND 88%, RESPECTIVELY, FOR QUARTER AND YEAR

•	Record full-year operating and net income of $9.35 per share and $10.92 per share, respectively
•	P&C current accident year combined ratio for the year excluding catastrophe losses was 90%, resulting in P&C underwriting income up 111%
•	Book value up 4.7% for the year, or 11.1% excluding unrealized losses, with operating ROE of 12.2%
•	Full-year net investment income of over $2.1 billion, down 1.7%

ZURICH — January 28, 2014 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended December 31, 2013, of $2.90 per share, compared with $2.22 per share for the same quarter last year.(1) Operating income was $2.39 per share, compared with $1.43 per share for the same quarter last year. Book value and tangible book value per share increased 2.2% and 3.0%, respectively, from September 30, 2013. Book value and tangible book value per share now stand at $84.83 and $68.93, respectively. Operating return on equity for the quarter was 12.1%. The property and casualty (P&C) combined ratio for the quarter was 89.3%.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2013	2012	Change	2013	2012	Change

Operating income, net of tax	$824	$492	67.5%	$2.39	$1.43	67.1%
Net realized gains (losses), net of tax	174	273	(36.3)%	0.51	0.79	(35.4)%

Net income	$998	$765	30.5%	$2.90	$2.22	30.6%

For the year ended December 31, 2013, net income was $10.92 per share, compared with $7.89 per share for 2012. Operating income was $9.35 per share, compared with $7.65 per share for 2012. Book value increased $1.3 billion, up 4.7% from December 31, 2012, and tangible book value increased $865 million, up 3.8%, and up 6.5% excluding acquisitions. The P&C combined ratio for the year ended December 31, 2013, was 88.0%.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2013	2012	Change	2013	2012	Change

Operating income, net of tax	$3,217	$2,624	22.6%	$9.35	$7.65	22.2%
Net realized gains (losses), net of tax	541	82	NM	1.57	0.24	NM

Net income	$3,758	$2,706	38.9%	$10.92	$7.89	38.4%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had an excellent fourth quarter and a record year. Both our quarterly and annual results were driven by very strong premium revenue growth globally and an exceptional underwriting performance. Put simply, we are growing while achieving good margins – it’s about growth in areas where prices are attractive and securing improved terms including rate in areas where they’re not.

“Record full-year after-tax operating income was $3.2 billion or $9.35 per share, up 23%. At our core we are an underwriting company, and our P&C combined ratio for the year of 88% produced $1.8 billion of underwriting income, up over 110%. On a current accident year basis excluding catastrophe losses, which is an important way to assess the health of our underlying business, the P&C combined ratio was 90% for the year, almost three points better than 2012. Of course, like the rest of the industry, we benefited from light catastrophe losses during the year. In addition, we run our balance sheet prudently starting with our loss reserves, and as a consequence we also benefited from positive prior year reserve development.

“Complementing the excellent underwriting results and a product of our strong cash flow was net investment income of $2.1 billion, which was down less than 2% for the year – a good result given the low interest rate environment. Our record earnings produced a strong operating ROE of over 12% while per share book value grew 5% for the year, or 11% if you exclude the unrealized losses from our investment portfolio as interest rates rose.

“Excluding crop insurance, P&C net premiums written grew 11% last year on a constant-dollar basis. Premium growth in our commercial and specialty P&C businesses, in particular, continued to benefit from our underwriting portfolio management efforts as well as a favorable U.S. rate environment that has continued into the new year. We are off to a great start in January, and remembering we are in a risk business, I expect we will have a good year in 2014 as we continue to take advantage of the many growth opportunities we see around the globe including the U.S.”

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Similar to the third quarter presentation and consistent with how management views the business, the results of the company’s agriculture business, given its size and nature, are identified separately from the balance of the company’s P&C business, which is called “global P&C.” Global P&C includes the company’s Insurance – North American P&C, Insurance – Overseas General and Global Reinsurance segments. Operating highlights for the quarter and full year ended December 31, 2013, were as follows: (1)

(in millions of U.S. dollars except for percentages)	4Q 2013	4Q 2012	% Change	Full Year 2013	Full Year 2012	% Change
P&C
Net premiums written	$3,712	$3,140	18.2%	$15,053	$14,096	6.8%
Net premiums written constant-dollar (2)		$3,098	19.8%		$13,958	7.8%
Underwriting income (loss)	$416	$(184)	NM	$1,772	$839	111.2%
Combined ratio	89.3%	105.5%		88.0%	93.9%
Current accident year combined ratio excluding catastrophe losses	91.5%	91.4%		90.0%	92.8%
Global P&C (excludes Agriculture)
Net premiums written	$3,456	$3,056	13.1%	$13,426	$12,237	9.7%
Net premiums written constant-dollar		$3,014	14.7%		$12,099	11.0%
Underwriting income (loss)	$438	$(185)	NM	$1,683	$899	87.3%
Combined ratio	87.4%	106.0%		87.1%	92.4%
Current accident year combined ratio excluding catastrophe losses	89.9%	90.8%		89.4%	91.1%
Agriculture
Net premiums written	$256	$84	203.6%	$1,627	$1,859	(12.5)%
Underwriting income (loss)	$(22)	$1	NM	$89	$(60)	NM
Combined ratio	105.2%	99.5%		94.7%	103.2%

(2)	Excluding acquisitions, P&C net premiums written increased 15.5% for the quarter and 5.2% for the year on a constant-dollar basis.

•	The P&C expense ratio for the quarter was 28.0% compared with 30.0% last year. The global P&C expense ratio (excludes Agriculture) was 31.7% compared with 32.6% last year. For the year, the P&C expense ratio was 28.4% compared with 28.2% last year. The global P&C expense ratio (excludes Agriculture) for the year was 31.5% compared with 32.4% last year.
•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums for the quarter were $36 million (1.0 percentage point of the combined ratio) and $31 million, respectively. Total pre-tax and after-tax catastrophe losses including reinstatement premiums last year were $511 million and $400 million, respectively.
•	Favorable prior period development pre-tax for the quarter, net of a $91 million charge for asbestos and environmental and other run-off businesses, was $122 million, representing 3.2 percentage points of the combined ratio, compared with $37 million last year.
•	Operating cash flow was $1.3 billion for the quarter and $4.0 billion for the year.
•	Net loss reserves increased $508 million for the year after adjusting for foreign exchange.

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•	Net investment income for the quarter was $557 million compared with $567 million last year. The current quarterly investment income run rate is estimated at $540 million. Net investment income for the year was $2.1 billion, down 1.7% compared to last year.
•	Net realized and unrealized losses pre-tax totaled approximately $21 million for the quarter, which included net realized gains of $179 million and net unrealized losses of $200 million. Net realized gains from derivative accounting related to variable annuity reinsurance were $149 million and included a $92 million realized gain related to an out-of-period adjustment for an error in a market valuation model.
•	Operating return on equity was 12.1% for the quarter and 12.2% for the year. Return on equity computed using net income was 14.0% for the quarter and 13.3% for the year.
•	Book value per share increased 2.2% to $84.83 compared with $82.98 at September 30, 2013, and increased 4.9% from $80.90 at December 31, 2012.
•	Tangible book value per share increased 3.0% to $68.93 from $66.91 at September 30, 2013, and increased 4.0% from $66.28 at December 31, 2012. Tangible book value was negatively affected by goodwill and intangibles relating to the acquisitions of Fianzas Monterrey and ABA Seguros. Excluding the impact of the acquisitions, tangible book value per share increased 6.7% for the year.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter and full year ended December 31, 2013, include:

•	Insurance – North American P&C: Net premiums written increased 11.8% for the quarter. The combined ratio was 86.2% compared with 114.3%. The current accident year combined ratio excluding catastrophe losses was 87.2% compared with 88.4%. For the year, the combined ratio was 86.9% compared with 94.8% last year. The current accident year combined ratio excluding catastrophe losses was 87.6% compared with 89.9% last year.
•	Insurance – North American Agriculture: Net premiums written increased 203.6% for the quarter primarily due to decreased premium cessions to the U.S. government as a result of the government’s crop insurance profit and loss calculation formula when compared to last year. The combined ratio was 105.2% compared with 99.5%. The current quarter combined ratio was higher than expected primarily due to lower corn yields in a few states. For the year, the combined ratio was 94.7% compared with 103.2%.
•	Insurance – Overseas General: Net premiums written increased 15.1% for the quarter, or 18.2% on a constant-dollar basis. The combined ratio was 88.1% compared with 95.4%. The current accident year combined ratio excluding catastrophe losses was 91.6% compared with 92.5%. For the year, the combined ratio was 87.2% compared with 89.7% last year. The current accident year combined ratio excluding catastrophe losses was 90.5% compared with 92.2%.
•	Global Reinsurance: Net premiums written increased 5.5% for the quarter. The combined ratio was 68.4% compared with 101.7%. The current accident year combined ratio excluding catastrophe losses was 73.6% compared with 69.9%. For the year, the combined ratio was 65.9% compared with 77.5% last year. The current accident year combined ratio excluding catastrophe losses was 70.9% compared with 72.8%.
•	Life segment: Operating income was $86 million compared with $74 million for the fourth quarter of last year. Net premiums written and deposits collected, excluding life reinsurance, increased 3.0% on a constant-dollar basis. For the year, net premiums written and deposits collected, excluding life reinsurance, increased 10.8% on a constant-dollar basis.

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Please refer to the ACE Limited Financial Supplement, dated December 31, 2013, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE Limited will hold its fourth quarter earnings conference call on Wednesday, January 29, 2014, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 888-300-2318 (within the United States) or 719-325-2325 (international), passcode 6526575. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, February 12, 2014, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 6526575.

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G — Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Operating income, P&C underwriting income, operating ROE, P&C combined ratio, and P&C combined ratio excluding catastrophe losses and prior period development (PPD) includes realized gains and losses associated with fair value changes on our crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. As such, we view changes in the fair value of these derivatives as part of the results of our operations and therefore realized gains and losses from these derivatives are reclassified to losses and loss expenses. Pre-tax losses from fair value changes in these derivatives were $1 million for the year ended December 31, 2013.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Current accident year underwriting income is underwriting income adjusted to exclude PPD. We believe it is useful to exclude PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. P&C underwriting income and consolidated underwriting income are also non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating return on equity (ROE) or ROE calculated using income excluding net realized gains (losses) is an annualized financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio excluding catastrophe losses and PPD or current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property & casualty business that may be obscured by these items.

Net premiums written on a constant-dollar basis and P&C net premiums written on a constant-dollar basis are financial measures which exclude the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period. P&C net premiums written excluding acquisitions on a constant-dollar basis exclude the net premiums written of Fianzas Monterrey and ABA Seguros acquired in 2013 in order to adjust for the distortive effect of acquisitions.

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Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are properly not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Tangible book value excluding acquisitions is shareholders’ equity less goodwill and other intangible assets. However, the goodwill and other intangible assets related to the 2013 acquisitions of Fianzas Monterrey and ABA Seguros are added back in order to adjust for the distortive effect of acquisitions. Tangible book value per common share excluding acquisitions is tangible book value excluding acquisitions divided by the shares outstanding.

See reconciliation of Non-GAAP Financial Measures on pages 21-22 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM — not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic outlook and insurance market conditions, and company performance including 2014 performance and growth opportunities, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31	December 31
	2013	2012
Assets
Investments	$60,928	$60,264
Cash	579	615
Insurance and reinsurance balances receivable	5,026	4,147
Reinsurance recoverable on losses and loss expenses	11,227	12,078
Other assets	16,750	15,441

Total assets	$94,510	$92,545

Liabilities
Unpaid losses and loss expenses	$37,443	$37,946
Unearned premiums	7,539	6,864
Other liabilities	20,703	20,204

Total liabilities	65,685	65,014

Shareholders’ equity
Total shareholders’ equity	28,825	27,531

Total liabilities and shareholders’ equity	$94,510	$92,545

Book value per common share	$84.83	$80.90

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Gross premiums written	$5,462	$5,146	$22,828	$21,593
Net premiums written	4,216	3,657	17,025	16,075
Net premiums earned	4,363	3,848	16,613	15,677
Losses and loss expenses	2,517	2,683	9,348	9,653
Policy benefits	136	142	515	521
Policy acquisition costs	702	636	2,659	2,446
Administrative expenses	570	553	2,211	2,096

Underwriting income (loss)	438	(166)	1,880	961
Net investment income	557	567	2,144	2,181
Net realized gains (losses)	154	272	504	78
Interest expense	70	63	275	250
Other income (expense):
Gains (losses) from separate account assets	9	11	16	29
Other	(2)	9	(31)	(23)
Income tax expense (benefit)	88	(135)	480	270

Net income	$998	$765	$3,758	$2,706

Diluted earnings per share:
Operating income	$2.39	$1.43	$9.35	$7.65
Net income	$2.90	$2.22	$10.92	$7.89
Weighted average diluted shares outstanding	344.2	343.7	344.1	342.7
Loss and loss expense ratio	61.3%	75.5%	59.6%	65.7%
Policy acquisition cost ratio	15.6%	16.2%	15.7%	15.3%
Administrative expense ratio	12.4%	13.8%	12.7%	12.9%

Combined ratio	89.3%	105.5%	88.0%	93.9%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Gross Premiums Written
Insurance - North American P&C	$2,439	$2,236	$8,720	$8,120
Insurance - North American Agriculture	217	292	2,661	2,621
Insurance - Overseas General	2,126	1,925	8,314	7,702
Global Reinsurance	154	149	1,057	1,070
Life	526	544	2,076	2,080

Total	$5,462	$5,146	$22,828	$21,593

Net Premiums Written
Insurance - North American P&C	$1,602	$1,434	$5,915	$5,349
Insurance - North American Agriculture	256	84	1,627	1,859
Insurance - Overseas General	1,699	1,476	6,520	5,863
Global Reinsurance	155	146	991	1,025
Life	504	517	1,972	1,979

Total	$4,216	$3,657	$17,025	$16,075

Net Premiums Earned
Insurance - North American P&C	$1,511	$1,345	$5,721	$5,147
Insurance - North American Agriculture	426	263	1,678	1,872
Insurance - Overseas General	1,700	1,497	6,333	5,740
Global Reinsurance	245	254	976	1,002
Life	481	489	1,905	1,916

Total	$4,363	$3,848	$16,613	$15,677

Operating Income (loss)
Insurance - North American P&C	$402	$171	$1,446	$1,100
Insurance - North American Agriculture	(20)	(1)	63	(38)
Insurance - Overseas General	279	246	1,094	994
Global Reinsurance	145	74	576	499
Life	86	74	307	324
Corporate	(68)	(72)	(269)	(255)

Total	$824	$492	$3,217	$2,624

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